Exhibit 4.48
AMENDMENT TO WARRANTS TO PURCHASE SHARES OF COMMON STOCK

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of October 23, 2020, by and among Amyris, Inc., a Delaware corporation (the “Company”) and [___________] (the “Holder”).
RECITALS
Whereas, the Company has issued that certain Common Stock Purchase Warrant (the “[_____] Warrant”), to the Holder pursuant to that certain Exchange Agreement (as the same may be amended from time to time) (the “Exchange Agreement”), dated as of December 30, 2019, by and among the Company and the Holder (as the same may be amended from time to time);
Whereas, the Company has issued that certain Common Stock Purchase Warrant (the “LMAP Warrant”), to LMAP Kappa Limited (“LMAP”) pursuant to the Exchange Agreement, dated as of December 30, 2019, by and among the Company and LMAP;
Whereas, on June 8, 2020, LMAP partially assigned to the Holder the LMAP Warrant, which assignment corresponded to the right to purchase [_____] shares of the Company’s common stock, in the same terms as the [_____] Warrant (the [_____] Warrant and the assigned portion of the LMAP Warrant hereby collectively referred to as “Warrants”);
Whereas, the Company and the Holder desire to amend the termination date of the Warrants; and
Whereas, pursuant to Section 5(l) of the Warrants, the Warrants may be amended with the written consent of the Company and the Holder.
Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AMENDMENT OF WARRANTS
1.1.    The definition of “Termination Date” shall be amended and restated in its entirety as follows:
1.“on or prior to the close of business on July 10, 2022 (the “Termination Date”)”

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MISCELLANEOUS
2.1.     Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Exchange Agreement.
2.2.    No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.
2.3.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
2.4.    Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Common Stock Purchase Warrant as of the date first written above.
COMPANY:

Amyris, inc.

By:
    Name:
    Title:
[Signature Page to Amendment to Common Stock Purchase Warrant – [_________]]

The parties hereto have executed this Amendment To Common Stock Purchase Warrant as of the date first written above.
HOLDER:

[___________________]

By:
    Name:
    Title:

[Signature Page to Amendment to Common Stock Purchase Warrant – [_________]]